UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2016

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona		85254
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 5, 2016, Nuverra Environmental Solutions, Inc. (the “Company”) entered into a Ninth Amendment to Amended and Restated Credit Agreement (the “ABL Facility Amendment”) by and among Wells Fargo Bank, National Association, as agent (the “Agent”), the lenders named therein (the “Lenders”), and the Company, which further amends the Company’s Amended and Restated Credit Agreement, dated as of February 3, 2014, by and among the Agent, the Lenders, and the Company (as amended, the “ABL Facility”). The ABL Facility Amendment amends the ABL Facility by removing the requirement to consummate the Company’s previously announced $5.0 million equity rights offering (the “Rights Offering”) by a date certain. In addition, the ABL Facility Amendment requires the Company to remit to Agent by August 5, 2016 the $5.0 million deposited into escrow by Mark D. Johnsrud, the Company’s Chairman and Chief Executive Officer, securing Mr. Johnsrud’s backstop obligations under the Rights Offering.

The foregoing description of the ABL Facility Amendment is only a summary and does not purport to be a complete description of the terms and conditions under the ABL Facility Amendment, and such description is qualified in its entirety by reference to the full text of the ABL Facility Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 8.01.	Other Events.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2016, the Company and Mr. Johnsrud entered into a First Amendment to Escrow Agreement pursuant to which the $5.0 million backstop obligation was released from escrow and irrevocably funded to the Company. The Company has remitted such funds to the Agent in order to comply with the covenant under the ABL Facility Amendment.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibit Number	Description

10.1	Ninth Amendment to Amended and Restated Credit Agreement, dated as of August 5, 2016, by and among the Agent, the Lenders, and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: August 9, 2016	By:	/s/ Joseph M. Crabb
	Name:	Joseph M. Crabb
	Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Ninth Amendment to Amended and Restated Credit Agreement, dated as of August 5, 2016, by and among the Agent, the Lenders, and the Company